GRAINGER REPORTS 2012 THIRD QUARTER RESULTS

Sales Up 10 Percent on a Daily Basis

Company Reaffirms 2012 Earnings Per Share Guidance of $10.50 to $10.80*
and Now Expects 2012 Sales Growth of 11 to 12 Percent

Quarterly Highlights

•	Sales of $2.3 billion, up 8 percent, 10 percent on a daily basis**

•	Company establishes $0.66 per share reserve for expected settlement with the U.S. Department of Justice

•	EPS of $2.81, up 12 percent excluding the reserve

•	Operating cash flow of $338 million, up 35 percent

CHICAGO, October 16, 2012 - Grainger (NYSE: GWW) today reported results for the 2012 third quarter ended September 30, 2012. Sales for the 2012 third quarter of $2.3 billion increased 8 percent versus $2.1 billion in the 2011 third quarter. There were 63 selling days in the quarter, one less than in 2011. Sales on a daily basis increased 10 percent versus the 2011 third quarter.

During the third quarter, the Company recorded a $70 million pre-tax reserve for a settlement in principle to resolve pricing disclosure issues relating to government contracts with General Services Administration (GSA) and United States Postal Service (USPS). The proposed settlement, which covers 12 years of sales to the GSA and 10 years of sales to the USPS, remains subject to the approval of the U.S. Department of Justice (DOJ). In addition, the company has established a $6 million pre-tax reserve for resolving tax, freight and miscellaneous billing issues with these government customers.

Excluding the reserve, net earnings increased 11 percent and earnings per share of $2.81 increased 12 percent. Including the reserve, reported net earnings for the third quarter decreased 15 percent to $155 million versus $182 million in 2011 and earnings per share of $2.15 decreased 14% versus $2.51 in 2011.

*Earnings per share guidance of $10.50 to $10.80, excludes reserve adjustment.

**In the 2012 third quarter one selling day represents approximately $33 to $38 million in sales and approximately
$0.05 to $0.10 in earnings per share on an incremental basis.

“We delivered a solid quarter, with stronger organic sales growth in September than in August and continued to gain market share, expand margins and generate nearly $100 million in operating cash flow over the prior year. We are also resolving an ongoing dispute with the GSA and USPS and are pleased to be near final settlement with the DOJ. We value our long-standing relationship with these important federal government customers and look forward to continuing to expand the products and services we provide to them in the future,” said Chairman, President and Chief Executive Officer Jim Ryan.

Ryan continued, “Grainger is committed to providing great service to businesses and institutions and we continue to invest in what matters to them, including more products and services, more extensive sales coverage and enhanced eCommerce capabilities.  At the same time, we are driving improved profitability by expanding our private label program while harvesting productivity through continuous improvement programs throughout the company.”

Ryan added, “We have delivered solid sales and earnings growth year to date. However, in light of the sluggish global economy, we are slightly revising our 2012 sales guidance to 11 to 12 percent growth. Our EPS guidance remains unchanged at $10.50 to $10.80*. “We remain committed to our strategy and leading position in the fragmented global MRO market,” Ryan concluded.

Sales in the 2012 third quarter increased 8 percent, 10 percent on a daily basis, with 11 percent daily sales growth in July, 10 percent in August and 9 percent in September. The 10 percent increase in daily sales in the quarter included 3 percentage points from acquisitions and a 1 percentage point decline attributable to unfavorable foreign exchange. Daily organic sales for the quarter increased 8 percent including 4 percentage points from volume and 4 percentage points from price. Daily organic sales growth by month was as follows: 8 percent in July, 7 percent in August, and 8 percent in September.

Company operating earnings of $254 million for the 2012 third quarter decreased 16 percent. Excluding the reserve, operating earnings increased 9 percent to $330 million. This earnings growth was driven by higher sales and improved gross profit margins. The increase in the company's gross profit margin and expenses were driven by a number of factors that are examined at the segment level that follows.

*Earnings per share guidance of $10.50 to $10.80 excludes reserve adjustment.

The company has two reportable business segments, the United States and Canada, which represented approximately 89 percent of company sales for the quarter. The remaining operating units located in Asia, Europe, and Latin America are included in Other Businesses and are not reportable segments.

United States
Sales for the United States segment increased 4 percent, 5 percent on a daily basis, in the 2012 third quarter versus the prior year. The 5 percent daily sales growth for the quarter was driven by 4 percentage points from price and 1 percent volume growth. Daily sales increased 6 percent in July, 4 percent in August and 6 percent in September. Solid sales growth and market share gains in the heavy manufacturing, light manufacturing, commercial, government and retail end markets contributed to the sales performance for the quarter.

Operating earnings for the United States segment increased 7 percent, excluding the reserve, driven primarily by the 4 percent sales growth and higher gross profit margins. Gross profit margins for the quarter increased 50 basis points driven by price inflation exceeding product cost inflation, partially offset by negative customer mix. Operating expenses, excluding the reserve, increased in line with the sales growth and included an incremental $19 million in growth-related spending on new sales representatives, eCommerce and advertising. Including the reserve, quarterly operating earnings in the United States decreased 18 percent versus the 2011 quarter.

Canada
Sales in the 2012 third quarter at Acklands-Grainger increased 10 percent, 12 percent on a daily basis. In local currency, sales increased 11 percent, 13 percent on a daily basis.  The 13 percent sales growth consisted of 11 percent from volume and 2 percent from price.  Daily sales in local currency increased 16 percent in July, 13 percent in August and 11 percent in September.  The sales increase for the quarter in Canada was led by strong growth to customers in the commercial services, oil and gas, forestry, contractor and utilities end markets.

Operating earnings in Canada increased 37 percent in the 2012 third quarter, up 38 percent in local currency. The strong improvement in operating performance was driven by strong sales growth, a 140 basis point improvement in gross profit margins and positive operating expense leverage.

Other Businesses
Sales for the Other Businesses, which includes operations in Asia, Europe and Latin America, increased 54 percent for the 2012 third quarter versus the prior year. This increase was primarily due to the incremental sales from the business in Europe (Fabory) acquired in August 2011, and the business in Brazil (AnFreixo) acquired in April 2012. Excluding acquisitions, sales for the Other Businesses increased 20 percent, primarily the result of strong revenue growth in Japan and Mexico.

Operating earnings for the Other Businesses were $9 million in the 2012 third quarter versus $11 million in the 2011 third quarter. Earnings performance for the quarter was primarily driven by performance in Japan and Mexico, which was partially offset by small operating losses from the businesses in Europe and Brazil.

Other
Interest expense, net of interest income, was $4.0 million in the 2012 third quarter versus $2.0 million in the 2011 third quarter. The increase was primarily attributable to higher average borrowings and higher interest rates in the 2012 third quarter versus the 2011 quarter. In addition, interest expense adjustments related to capital leases for the acquired business in Europe also contributed to the increase in 2012.

In the 2012 third quarter, the effective tax rate was 37.1 percent versus 38.7 percent in 2011. This decline was primarily due to higher earnings in foreign jurisdictions with lower tax rates and a lower blended state tax rate. The company continues to expect the effective tax rate for the full year 2012 to be in the range of 37.4 to 37.7 percent.

Cash Flow
Operating cash flow was $338 million in the 2012 third quarter versus $251 million in the 2011 third quarter. The company used cash from operations to fund capital expenditures of $59 million in the quarter versus $47 million in the third quarter of 2011. In the 2012 third quarter, Grainger returned $142 million to shareholders through $57 million in dividends and $85 million to buy back 421,000 shares of stock. As of September 30, 2012, the company had approximately 5.6 million shares remaining on its share repurchase authorization.

Year-to-Date
For the nine months ended September 30, 2012, sales of $6.7 billion increased 12 percent, 13 percent on a daily basis, versus $6.0 billion for the nine months ended September 30, 2011. The first nine months of 2012 included a reserve for expected settlements of $0.66 per share and the first nine months of 2011 included a $0.12 per share benefit primarily from the settlement of tax examinations related to 2007 and 2008. Excluding these items from both years, net earnings for the first nine months increased 16 percent and earnings per share increased 16 percent versus 2011. Reported net earnings increased 5 percent to $534 million versus $510 million in the first nine months of 2011. Reported earnings per share for the nine months increased 5 percent to $7.35 versus $7.03 for 2011.

W.W. Grainger, Inc. with 2011 sales of $8.1 billion is North America's leading broad line supplier of maintenance, repair and operating products, with expanding global operations.

Visit www.grainger.com/investor to view information about the company, including a history of daily sales by segment and a podcast regarding 2012 third quarter results. The Grainger Industrial Supply website also includes more information on Grainger's proven growth drivers, including product line expansion, sales force expansion, eCommerce, inventory services and international expansion.

Forward-Looking Statements
This document contains forward-looking statements under the federal securities law. Forward-looking statements relate to the company's expected future financial results and business plans, strategies and objectives and are not historical facts. They are generally identified by qualifiers such as “proposed”, “continues to expect”, “earnings per share guidance”, “EPS guidance”, “sales guidance”, or similar expressions. There are risks and uncertainties, the outcome of which could cause the company's results to differ materially from what is projected. The forward-looking statements should be read in conjunction with the company's most recent annual report, as well as the company's Form 10-K, Form 10-Q and other reports filed with the Securities & Exchange Commission, containing a discussion of the company's business and various factors that may affect it.

Contacts:

Media:	Investors:
Jan Tratnik	Laura Brown
Sr. Director, Corp. Communications & Public Affairs	SVP, Communications & Investor Relations
O: 847-535-4339	O: 847-535-0409
M: 847-456-8807	M: 847-804-1383

Erin Ptacek	William Chapman
Director, Communications	Sr. Director, Investor Relations
O: 847-535-1543	O: 847-535-0881
M: 847-867-9415	M: 847-456-8647

Grainger Media Relations Hotline
847-535-5678

CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands, except for per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net sales	$2,281,205	$2,114,647	$6,723,925	$6,001,281
Cost of merchandise sold	1,287,245	1,201,648	3,777,290	3,396,274
Gross profit	993,960	912,999	2,946,635	2,605,007

Warehousing, marketing and administrative expense	739,634	609,959	2,073,948	1,774,071
Operating earnings	254,326	303,040	872,687	830,936

Other income and (expense)
Interest income	707	553	1,904	1,560
Interest expense	(4,751)	(2,579)	(10,718)	(6,437)
Other non-operating income and (expense)	438	(555)	89	(610)
Total other expense	(3,606)	(2,581)	(8,725)	(5,487)

Earnings before income taxes	250,720	300,459	863,962	825,449

Income taxes	92,916	116,412	323,599	310,745

Net earnings	157,804	184,047	540,363	514,704

Net earnings attributable to noncontrolling interest	2,410	1,926	6,749	4,765

Net earnings attributable to W.W. Grainger, Inc.	$155,394	$182,121	$533,614	$509,939

Earnings per share -Basic	$2.19	$2.56	$7.50	$7.18
-Diluted	$2.15	$2.51	$7.35	$7.03
Average number of shares outstanding -Basic	69,625	69,846	69,897	69,622
-Diluted	70,961	71,280	71,306	71,105

Diluted Earnings Per Share
Net earnings as reported	$155,394	$182,121	$533,614	$509,939
Earnings allocated to participating securities	(2,748)	(3,285)	(9,480)	(9,953)
Net earnings available to common shareholders	$152,646	$178,836	$524,134	$499,986
Weighted average shares adjusted for dilutive securities	70,961	71,280	71,306	71,105
Diluted earnings per share	$2.15	$2.51	$7.35	$7.03

SEGMENT RESULTS (Unaudited)
(In thousands of dollars)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Sales
United States	$1,776,749	$1,715,120	$5,219,559	$4,878,582
Canada	272,943	248,398	825,443	747,683
Other Businesses	254,817	168,251	742,904	420,768
Intersegment sales	(23,304)	(17,122)	(63,981)	(45,752)
Net sales to external customers	$2,281,205	$2,114,647	$6,723,925	$6,001,281

Operating earnings
United States	$247,054	$302,858	$856,701	$829,866
Canada	34,247	25,016	97,502	78,194
Other Businesses	8,778	10,551	30,737	25,576
Unallocated expense	(35,753)	(35,385)	(112,253)	(102,700)
Operating earnings	$254,326	$303,040	$872,687	$830,936

Company operating margin	11.2%	14.3%	13.0%	13.8%
ROIC* for Company			30.2%	34.3%
ROIC* for United States			46.4%	48.7%
ROIC* for Canada			23.4%	20.3%

*The GAAP financial statements are the source for all amounts used in the Return on Invested Capital (ROIC) calculation.  ROIC is calculated using operating earnings divided by net working assets (a 4-point average for the year-to-date). Net working assets are working assets minus working liabilities defined as follows: working assets equal total assets less cash equivalents (4-point average of $197.4 million), deferred taxes, and investments in unconsolidated entities, plus the LIFO reserve (4-point average of $365.0 million).  Working liabilities are the sum of trade payables, accrued compensation and benefits, accrued contributions to employees' profit sharing plans, and accrued expenses.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
Preliminary
(In thousands of dollars)

Assets	September 30, 2012	December 31, 2011
Cash and cash equivalents	$420,803	$335,491
Accounts receivable – net (1)	1,022,185	888,697
Inventories	1,269,683	1,268,647
Prepaid expenses and other assets	112,927	154,655
Deferred income taxes	49,355	47,410
Total current assets	2,874,953	2,694,900
Property, buildings and equipment – net	1,093,197	1,060,295
Deferred income taxes	116,084	100,830
Goodwill	526,634	509,183
Other assets and intangibles – net	372,876	350,854
Total assets	$4,983,744	$4,716,062
Liabilities and Shareholders’ Equity
Short-term debt (2)	$75,998	$119,970
Current maturities of long-term debt (3)	6,392	221,539
Trade accounts payable	439,595	477,648
Accrued compensation and benefits	179,755	207,010
Accrued contributions to employees’ profit sharing plans	127,758	159,950
Accrued expenses (4)	243,412	178,652
Income taxes payable	10,291	23,156
Total current liabilities	1,083,201	1,387,925
Long-term debt (3)	479,699	175,055
Deferred income taxes and tax uncertainties	109,012	100,218
Employment-related and other non-current liabilities	343,469	328,585
Shareholders' equity (5)	2,968,363	2,724,279
Total liabilities and shareholders’ equity	$4,983,744	$4,716,062

(1)	Accounts receivable increased $133 million, or 15%, primarily due to higher sales.
(2)	Short-term debt decreased $44 million, or 37%, primarily due to the paydown of remainder of the commercial paper.
(3)	Change in both current maturities of long-term debt and long-term debt was due to the refinancing of an existing bank term loan.
(4)	Accrued expenses increased primarily due to the reserve recorded for the proposed GSA and USPS settlement.
(5)	Common stock outstanding as of September 30, 2012 was 69,494,573 shares as compared with 69,962,852 shares at December 31, 2011.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
Preliminary
(In thousands of dollars)

	Nine Months Ended September 30,
	2012	2011
Cash flows from operating activities:
Net earnings	$540,363	$514,704
Provision for losses on accounts receivable	6,604	5,019
Deferred income taxes and tax uncertainties	(6,315)	(6,765)
Depreciation and amortization	113,338	103,573
Stock-based compensation	42,815	41,538
Change in operating assets and liabilities – net of business acquisitions
Accounts receivable	(131,057)	(138,726)
Inventories	12,116	(55,527)
Prepaid expenses and other assets	46,648	23,103
Trade accounts payable	(39,657)	59,193
Other current liabilities	(3,861)	(17,814)
Current income taxes payable	(12,890)	9,715
Employment-related and other non-current liabilities	11,478	22,012
Other – net	(3,473)	(54)
Net cash provided by operating activities	576,109	559,971
Cash flows from investing activities:
Additions to property, buildings and equipment	(155,163)	(131,304)
Proceeds from sale of property, buildings and equipment	5,035	7,464
Net cash paid for business acquisitions	(24,384)	(348,348)
Other – net	440	97
Net cash used in investing activities	(174,072)	(472,091)
Cash flows from financing activities:
Net (decrease) increase in short-term debt	(44,110)	15,652
Net increase in long-term debt	81,650	101,817
Proceeds from stock options exercised	54,266	52,837
Excess tax benefits from stock-based compensation	44,177	31,575
Purchase of treasury stock	(296,458)	(101,382)
Cash dividends paid	(161,998)	(132,719)
Net cash used in financing activities	(322,473)	(32,220)
Exchange rate effect on cash and cash equivalents	5,748	(8,451)
Net change in cash and cash equivalents	85,312	47,209
Cash and cash equivalents at beginning of year	335,491	313,454
Cash and cash equivalents at end of period	$420,803	$360,663

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